York Space Systems Reports Fourth Quarter and Full Year 2025 Results
52% Year-on-Year Growth Driven By Strong Execution as a Mission Prime

DENVER, CO—March 19, 2026 – York Space Systems Inc. (NYSE: YSS) (York) today announced financial results for the fourth quarter and full year ended December 31, 2025.

	For the year ended December 31,
($ in thousands, except percentages)	2025	2024	% Change
Revenue	$386,203	$253,531	52%
Gross profit	75,460	32,421	133%
Net loss	(84,537)	(98,911)	(15%)
Adjusted EBITDA (non-GAAP)	$(8,271)	$(42,966)	(81%)
* See definition and reconciliation of Adjusted EBITDA to net loss under “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Measures.”

“2025 was the year York defined what a modern mission prime looks like,” said CEO Dirk Wallinger. “We emerged as a leading provider to the Department of Defense’s Proliferated Warfighter Space Architecture, measured by spacecraft on orbit, number of contracts, and mission types. We delivered the first Tranche 1 Transport Layer satellites in-orbit, accelerated and executed the Dragoon mission in response to an identified agency need, and demonstrated in-plane and cross-vendor optical communications. We remain the only provider to demonstrate Link 16 from space and validated NASA’s shift to commercially procured communications through the BARD mission. We didn’t just win contracts, we delivered real capability on accelerated timelines, at scale, and at approximately half the cost of our competitors.”
“Our strong execution drove revenue up 52% year-on-year,” said CFO Kevin Messerle. “We continue to drive margins upwards and expect to deliver positive adjusted EBITDA in 2026. With a strong balance sheet further bolstered by our recent IPO, we believe we are well-positioned to scale as demand for our products and services continues to grow.”
Full Year 2025 Company Results
Revenue increased $133 million, or 52%, to $386 million. This increase was primarily driven by increased completion against two of our Transport Layer Tranche 2 contracts.
Gross Margin increased 6.8 percentage points to 19.5%; Gross Profit grew 133% to $75 million. The improvement in gross margin is largely attributable to reduced negative EAC adjustments and improved program mix compared to 2024; the increase in gross profit is primarily driven by increased revenue and the increased gross margin.
$319 million of backlog was converted to revenue during 2025, resulting in $543 million of backlog by the end of the year.
Selected highlights
•York delivered 21 Tranche 1 Transport Layer satellites to orbit for the Proliferated Warfighter Space Architecture (PWSA) becoming the first prime to execute an on-orbit delivery under the Tranche 1 contract. York made contact with all spacecraft within hours of launch separation.

York was a month ahead of its nearest competitor in launching these Tranche 1 Transport Layer space vehicles.
•York launched and executed more than 100 mission demonstrations for NASA’s BARD mission, exceeding baseline performance objectives and validating NASA’s transition toward a commercially delivered communications architecture in months.
•York acquired ATLAS Space Operations, combining a global ground station network with a software-defined operations platform, to eliminate ground communications bottlenecks and integrate mission critical space-to-ground connectivity into York’s end-to-end mission architecture.
•York demonstrated in-plane, cross-vendor, and space-to-ground optical laser communications. In addition, York demonstrated K-Band connectivity, orbit maneuvering, and remains the only provider ever to demonstrate Link 16 from space to ground.
•York launched the Dragoon mission under an accelerated timeline from contract signing to orbit in seven months, a 75% reduction in delivery timeline versus typical 30-month programs. After an identified agency need, York reallocated a production line platform to the mission, integrated a completely new capability, and delivered the spacecraft in-orbit, demonstrating the rapid delivery capability associated with York’s production line.
•York introduced the M-CLASS platform, expanding its architecture to support payloads up to 8kW while leveraging substantially the same core hardware and flight-proven software stack used across its S-CLASS and LX-CLASS platforms. The shared architecture enables rapid scaling into higher-power mission sets without redesigning the underlying system, significantly broadening York’s ability to support a wider range of national security, civil, and commercial customers.
•In February 2026, York finalized a $187 million commercial contract for a 20+ satellite constellation built on the M-CLASS platform, demonstrating continued growth in the commercial market.
•In March 2026, York acquired Orbion Space Technology, strengthening its supply chain with flight-proven electric propulsion systems.
Liquidity
As of December 31, 2025, our cash and cash equivalents were $162.6 million and availability under our Revolving Facility was $150 million, for total liquidity of $312.6 million. On January 30, 2026, York completed its IPO of 18.5 million shares of its common stock at a public offering price of $34 per share. York received net proceeds of $582.6 million, net of underwriting discounts and commissions and offering costs, further bolstering our liquidity profile. Immediately after IPO, as of January 31, 2026, our total liquidity stood at $895.4 million, inclusive of our undrawn Revolving Facility.
Business outlook as of March 19, 2026
York Space Systems expects revenue for the full year 2026 to be in the range of $545 million to $595 million. Over 70% of this, at the midpoint, is expected to come from our existing backlog, giving us high confidence in achieving our goals, and the ability to focus on building our pipeline for beyond this year.

Business outlook is based on information as of today, March 19, 2026, and may be impacted by factors outside York’s control. See “Forward Looking Statements.”
Conference Call
York will host a conference call to review its financial results for the fiscal quarter and and full year 2025 and its outlook for the future and may disclose other material developments affecting its business and/or financial performance. Listeners may access the conference call live via audio webcast.
Thursday March 19, 2026
3:00 pm Mountain Time (5:00 pm Eastern Time)
Webcast: https://events.q4inc.com/attendee/615953366
York’s financial results release will be available after the close of market on March 19, 2026 on York’s website at http://ir.yorkspacesystems.com. An audio webcast replay of the conference call will be available for one year at http://ir.yorkspacesystems.com.
About York Space Systems
York Space Systems is a leading, U.S.-based, space and defense prime providing a comprehensive suite of mission-critical solutions for national security, government and commercial customers. York is one of the only space and defense primes with proprietary hardware and software capabilities designed to address customers’ complex mission requirements across the critical elements of the entire space ecosystem throughout the mission lifecycle. York is purpose built to address evolving national security space challenges and to adapt to the ongoing shift in the U.S. government’s mission needs and procurement processes, where economics, agility, rapid capabilities, and heritage drive customer decision making.

Forward-Looking Statements

This press release and the related conference call contain “forward-looking statements” within the meaning of, and we intend such forward-looking statements to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about our 2026 outlook, future growth prospects, backlog, growth of market share, growth strategy, capabilities, the future health of our aircraft, expectations regarding government programs and actions, the markets in which we operate, including growth of our various markets, potential new products and product innovation and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this press release and made during the related conference call, are forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: cost overruns on our contracts, including before final receipt of a contract; concentration of our customers and backlog, in particular our largest customer, the Space Development Agency; our failure to implement and maintain an effective system of internal control over financial reporting; fluctuation of our operating results; significant competition in the global space and satellite market; our failure to manage our growth effectively and our ability to achieve and maintain profitability; any failure of our spacecraft systems and related software to operate as intended, resulting in warranty claims for product failures, schedule delays or other problems with existing or new products; our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner; our failure to establish and maintain important relationships with government agencies and prime contractors; our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors; the scarcity or unavailability of critical components used to manufacture our products or used in our development programs; the emerging and shifting nature of the market for spacecraft platforms and satellite software and its failure to achieve the growth potential we expect; uncertain global macro-economic and political conditions, including the implementation of tariffs; disruptions in U.S. government operations and funding and budgetary priorities of the U.S. government; a failure of our information technology systems, physical or electronic security protections; the failure to adequately protect our proprietary intellectual property rights; the inability to comply with any of our contracts or meet eligibility requirements to obtain certain government contracts; limitations on investor insight into portions of our business due to our classified contracts with the U.S. government; the potential inability to realize our backlog; government laws and regulations, particularly those relating to contracting in the defense industry; our substantial indebtedness; and the other factors set forth in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release and the related conference call. Actual results may vary from the estimates provided. We undertake no intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

We believe that in addition to our results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), our non-GAAP financial measures including contribution margin, contribution margin %, EBITDA, and Adjusted EBITDA provide useful information to management, investors, and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. In addition to our GAAP measures, we use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources, including budgeting for infrastructure.

These non-GAAP financial measures are used to supplement the financial information presented on a GAAP basis and should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which items are adjusted to calculate our non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures.

Contribution Margin

We refer to revenue less direct material costs of revenue as “contribution margin” and contribution margin divided by revenue as “contribution margin %.” The closest comparable GAAP financial measures to contribution margin and contribution margin % are gross profit and gross profit margin %, respectively. We believe contribution margin and contribution margin % are useful measures of the variable costs that we incur in order to provide services to our customers. Our presentation of contribution margin and contribution margin % should not be construed as an inference that our future results will be unaffected by variable costs.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) adjusted for interest expense, interest income, income tax benefit, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for changes in the fair value of derivatives, loss on debt extinguishment, transaction costs, and other non-recurring items. Net loss is the most directly comparable GAAP measure to Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, see the “Reconciliation of GAAP to Non-GAAP Results” table in this press release.

Backlog
We view backlog as a key measure of our business growth. Backlog represents our estimate of the revenue we expect to realize in future periods as a result of performing work on contracts that have been awarded to us (net of any revenue already recognized as of the backlog date). We include the aggregate expected revenue of awarded contracts in our backlog upon the execution of a legally binding agreement, even though our contracts include certain termination rights exercisable by our customers with advance notice. We exclude unexercised contract options from our backlog. Contract liabilities recognized on our consolidated balance sheets consists of payments and billings that we have received in excess of revenue that we have recognized. Because cash receipts from these contracts have not been recognized into revenue, they are included in our backlog calculation.
We monitor our backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of our business and identifying trends over time. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments, or contract cancellations may occur, which could result in a reduction in our total backlog and potential future revenue that is never recognized.

Investor Contact

Christopher Evenden

ir@yorkspacesystems.com

Media Contact

Sarah Nickell

Sarah.nickell@yorkspacesystems.com

APPENDIX - 1

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	For the year ended December 31,
	2025	2024	2023
Revenue	$386,203	$253,531	$238,103
Cost of revenues	310,743	221,110	183,199
Gross profit	75,460	32,421	54,904
Operating expenses
Selling, general and administrative expenses	115,649	103,776	90,819
Research and development expenses	18,362	20,440	6,973
Transaction costs	12,113	171	3,254
Total operating expenses	146,124	124,387	101,046
Loss from operations	(70,664)	(91,966)	(46,142)
Other (expense) income
Interest expense	(26,619)	(29,923)	(26,175)
Interest income	2,981	1,201	2,328
Loss on debt extinguishment	(2,201)	—	—
Other income (expense), net	1,263	(3,600)	1,227
Total other expense	(24,576)	(32,322)	(22,620)
Loss before provision for income taxes	(95,240)	(124,288)	(68,762)
Income tax benefit	10,703	25,377	39,106
Net loss	$(84,537)	$(98,911)	$(29,656)
Foreign currency translation adjustment	1,746	(436)	(797)
Comprehensive loss	$(82,791)	$(99,347)	$(30,453)
Net loss per common share
Net loss	$(84,537)	$(98,911)	$(29,656)
Less: Accretion of Class P Units	$542	$—	$—
Net loss available to common shareholders	$(85,079)	$(98,911)	$(29,656)
Basic and diluted	$(0.89)	$(1.04)	$(0.31)
Weighted average common shares outstanding
Basic and diluted	95,141,928	95,141,928	94,819,400

Consolidated Balance Sheets (Unaudited)

	As of December 31, 2025	As of December 31, 2024
Assets
Current assets
Cash and cash equivalents	$162,573	$104,656
Accounts receivable, net	11,539	2,135
Inventories	18,747	34,602
Prepaid expenses and other current assets	31,478	51,645
Contract assets	76,809	21,558
Capitalized commissions, net	6,661	12,661
Total current assets	307,807	227,257
Fixed assets, net	46,293	35,112
Right of use assets, net	24,683	21,612
Goodwill	674,262	610,832
Other intangibles, net	407,925	423,995
Other assets	14,415	1,457
Total assets	$1,475,385	$1,320,265
Liabilities, Temporary Equity and Member's Capital
Current liabilities
Contract liabilities	$110,275	$165,636
Accounts payable and accrued expenses	68,358	50,599
Operating lease liabilities, current	3,260	2,572
Income taxes payable	672	—
Long-term debt, current	3,750	—
Deferred commissions, current	5,038	6,730
Total current liabilities	191,353	225,537
Operating lease liabilities, less current portion	23,161	20,519
Deferred commissions, less current portion	2,110	4,132
Long-term debt, net	144,962	182,249
Related party long-term debt, net	—	14,784
Derivative liability associated with Class P Units	93,411	—
Other liabilities	3,353	3,071
Related party payables	—	3,683
Deferred income tax liability	6,096	19,959
Total liabilities	$464,446	$473,934
Commitments and contingencies
Temporary Equity

Redeemable preferred units (0 and 56,619,831 units authorized, issued and outstanding at December 31, 2025 and 2024, respectively; $0 and $68,413 liquidation preference as of December 31, 2025 and 2024, respectively) – Yellowstone Midco Holdings, LLC	—	68,413
Class P Units (240,956,348 and 0 units authorized, issued and outstanding at December 31, 2025 and 2024, respectively; $241,498 and $0 liquidation preference as of December 31, 2025 and 2024, respectively) – Yellowstone Midco Holdings II, LLC	143,115	—
Member's Capital
Common units (0 and 1,078,929,080 authorized, issued and outstanding at December 31, 2025 and 2024, respectively) – Yellowstone Midco Holdings, LLC	—	963,213
Common units (50,000,000 and 0 authorized, issued and outstanding at December 31, 2025 and 2024, respectively) – Yellowstone Midco Holdings II, LLC	1,135,910	—
Accumulated other comprehensive income (loss)	936	(810)
Accumulated deficit	(269,022)	(184,485)
Total member's capital	867,824	777,918
Total liabilities, temporary equity, and member's capital	$1,475,385	$1,320,265

Consolidated Statements of Cash Flows (Unaudited)

	For the year ended December 31,
	2025	2024	2023
Cash flows from operating activities
Net loss	(84,537)	$(98,911)	$(29,656)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	50,340	48,072	44,395
Amortization of debt issuance costs	880	773	834
Non-cash lease expense	2,829	2,555	2,107
Amortization of capitalized commissions	5,748	5,770	6,629
Non-cash compensation	1,238	—	—
Deferred taxes	(9,632)	(18,376)	(54,382)
Gain on equity investment	(750)	—	—
Loss on debt extinguishment	2,201	—	—
Other	316	904	(987)
Changes in assets and liabilities, net of the effect acquisitions:
Accounts receivable, net	(8,149)	(23)	5,135
Inventories	9,751	(11,461)	(17,093)
Prepaid expenses and other current assets	25,814	(8,250)	(7,532)
Contract assets	(55,251)	51,731	(10,174)
Capitalized commissions, net	252	(1,247)	(4,825)
Other long-term assets	(131)	(28)	(178)
Contract liabilities	(56,396)	72,302	61,282
Accounts payable and accrued expenses	3,223	13,393	16,475
Deferred commissions	(3,714)	(4,501)	189
Income taxes payable	709	(7,838)	7,058
Related party payables	(3,683)	(11,996)	(3,781)
Other long-term liabilities	182	770	1,737
Right-of-use assets and operating lease liabilities, net	(2,570)	(2,025)	(1,532)
Net cash (used in)/provided by operating activities	(121,330)	31,614	15,701
Cash flows from investing activities
Capital expenditures and capitalized software development costs	(8,855)	(18,048)	(18,496)
Equity investments	(10,305)	—	—
Acquisition of business, net of cash acquired	(1,097)	—	(44,358)
Issuance of notes receivable	(5,000)	—	—
Net cash (used in) investing activities	(25,257)	(18,048)	(62,854)
Cash flows from financing activities
Proceeds from issuance of Redeemable preferred units	25,000	10,000	46,619
Proceeds from issuance of Class P Units, net of issuance costs	235,700	—	—

Proceeds from Term Loan Facility, net of issuance costs	147,382	—	—
Repayment of notes payable	(3,732)	—	—
Repayment of Original Term Loan Facility	(185,059)	—	—
Proceeds from First Amendment Loans	—	—	34,146
(Repayment of)/proceeds from related party long-term debt	(15,000)	—	14,700
Net cash provided by financing activities	204,291	10,000	95,465
Net increase in cash	57,704	23,566	48,312
Effect of exchange rate changes on cash	213	(59)	(130)
Cash and cash equivalents, beginning of period	104,656	81,149	32,967
Cash at end of period	$162,573	$104,656	$81,149
Supplemental disclosures of cash flow information
Cash payments for interest	$26,055	$27,093	$25,098
Cash (refunded)/paid for taxes	(2,703)	50	4,509
Noncash operating, investing, and financing
Non-cash member's contribution	78,588	—	572
Non-cash allocation to derivative liability associated with Class P Units	93,127	—	—
Deferred offering costs in accounts payable and accrued expenses	(6,226)	—	—
Changes in accounts payable and accruals for purchases of capitalized expenditures and capitalized software development costs	915	279	(1,530)
Issuance of Common units for acquisition of Emergent	—	—	10,842

APPENDIX - 2

Reconciliation of GAAP to Non-GAAP Results

Contribution Margin
(Unaudited)

	For the year ended December 31,
($ in thousands, except percentages)	2025	2024
Revenue	$386,203	$253,531
Direct material costs	264,007	178,341
Contribution margin (non-GAAP)	$122,196	$75,190
Contribution margin % (non-GAAP)	32%	30%

Reconciliation to Contribution Margin
(Unaudited)

	For the year ended December 31,
($ in thousands, except percentages)	2025	2024
Revenue	$386,203	$253,531
Less: Cost of revenues	310,743	221,110
Gross profit (GAAP)	$75,460	$32,421
Gross profit % (GAAP)	20%	13%
Add: Direct labor costs	32,076	32,148
Add: Direct overhead costs	7,745	6,210
Add: Depreciation and amortization	6,915	4,411
Contribution margin (non-GAAP)	$122,196	$75,190
Contribution margin % (non-GAAP)	32%	30%

Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

($ in thousands)	For the year ended December 31,
	2025	2024
Net loss	$(84,537)	$(98,911)
Interest expense	26,619	29,923
Interest income	(2,981)	(1,201)
Income tax benefit	(10,703)	(25,377)
Depreciation and amortization	50,340	48,072
EBITDA (non-GAAP)	$(21,262)	$(47,494)
Changes in the fair value of derivatives	(607)	3,885
Loss on debt extinguishment	2,201	—
Transaction costs(1)	12,113	171
Other(2)	(716)	472
Adjusted EBITDA (non-GAAP)	$(8,271)	$(42,966)
(1)Represents costs for legal, advisory fees and other costs incurred in connection with York's acquisition activity and one-time IPO costs.
(2)Other includes gain on initial investment in ATLAS Space Operations, Inc., net gain on foreign exchange and one-time non-cash expense.

Backlog
(Unaudited)

($ in thousands)	For the year ended December 31,
	2025	2024
Backlog	$542,557	$861,677

APPENDIX - 3

Quarterly Results of Operations

	For the quarter ended December 31,
($ in thousands, except percentages)	2025	2024	% Change
Revenue	$105,349	$76,606	38%
Gross profit	21,066	15,656	35%
Operating Expenses	38,203	32,474	18%
Net loss	(28,493)	(25,268)	13%
Adjusted EBITDA (non-GAAP)	$(1,407)	$(4,000)	(65%)

Reconciliation of GAAP to Non-GAAP Results

Contribution Margin
(Unaudited)

	For the quarter ended December 31,
($ in thousands, except percentages)	2025	2024
Revenue	$105,349	$76,606
Direct material costs	70,488	49,822
Contribution margin (non-GAAP)	$34,861	$26,784
Contribution margin % (non-GAAP)	33%	35%

Reconciliation to Contribution Margin
(Unaudited)

	For the quarter ended December 31,
($ in thousands, except percentages)	2025	2024
Revenue	$105,349	$76,606
Less: Cost of revenues	84,283	60,950
Gross profit (GAAP)	$21,066	$15,656
Gross profit % (GAAP)	20%	20%
Add: Direct labor costs	8,621	8,238
Add: Direct overhead costs	2,457	1,619
Add: Depreciation and amortization	2,717	1,271
Contribution margin (non-GAAP)	$34,861	$26,784
Contribution margin % (non-GAAP)	33%	35%

Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

($ in thousands)	For the quarter ended December 31,
	2025	2024
Net loss	$(28,493)	$(25,268)
Interest expense	5,234	7,394
Interest income	(1,946)	(269)
Income tax benefit	5,220	(1,617)
Depreciation and amortization	13,729	12,097
EBITDA (non-GAAP)	$(6,256)	$(7,663)
Changes in the fair value of derivatives	636	3,236
Loss on debt extinguishment	2,201	—
Transaction costs(1)	2,111	171
Other(2)	(99)	256
Adjusted EBITDA (non-GAAP)	$(1,407)	$(4,000)
(1)Represents costs for legal, advisory fees and other costs incurred in connection with York's acquisition activity and one-time IPO costs.
(2)Other includes gain on initial investment in ATLAS Space Operations, Inc., net gain on foreign exchange and one-time non-cash expense.